Exhibit 99.1


                                [GRAPHIC OBJECT OMITTED]


Contact:          James D. Ferguson
                  President and Chief Executive Officer
                  (864) 288-8877, ext. 212


              SPAN-AMERICA MEDICAL SYSTEMS, INC. EXTENDS AND AMENDS
                             SHAREHOLDER RIGHTS PLAN

GREENVILLE, S.C. (March 24, 2003) -- Span-America Medical Systems, Inc. (Nasdaq/NM:SPAN) announced today that it has extended and amended the Company's shareholder rights plan that was scheduled to expire in October 2003. The amended plan adopted by the Board of Directors will expire March 24, 2013.

The shareholder rights plan is designed to help ensure that the Company's shareholders receive fair treatment in the event of an unsolicited attempt to gain control of the Company and to discourage certain coercive takeover tactics. The plan, however, is not designed to deter a proxy contest or a fair offer for the whole Company.

The amendments to the shareholder rights plan, among other things, reduce the beneficial ownership percentage threshold to become an "Acquiring Person," and at which the common stock purchase rights become exercisable, from 20% to 10% of the shares of common stock then outstanding. An "inadvertent triggering" exception has been added, as has an exception for any person who may currently own more than 10% of the outstanding common stock (but less than 20%), provided such person does not acquire additional shares (subject to certain exceptions). Additionally, the amendments establish an exercise price of $21.00 per Right and provide that the Board of Directors acting as a whole will now take all actions previously authorized or required to be taken by the "Disinterested Directors" (directors who are unaffiliated with an "Acquiring Person" and who were members of the board of directors prior to the time an "Acquiring Person" became such, or any successors of such disinterested directors who were recommended by a majority of the disinterested directors then on the board).

A copy of the Amended and Restated Shareholder Rights Agreement will be filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K and as an exhibit to an amendment to the Company's Registration Statement on Form 8-A.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt(R), PressureGuard(R), Geo-Mattress(R), Span+Aids(R), Isch-Dish(R), and Selan(R) products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The Nasdaq Stock Market's National Market under the symbol "SPAN."

                                       ###